Exhibit 99.1

Linkwell Corporation Provides Business Update on Iron Ore Distribution Project in Mobile, Alabama

The Company Expects to Begin Shipments in the Second Quarter of 2013

SHANGHAI, CHINA--(Market Wire -01/29/13) - Linkwell Corporation "Linkwell" (OTCQB: LWLL) announced today its wholly owned subsidiary, Metamining Nevada, Inc., ("Metamining") expects to begin delivery of iron ore from Mobile Alabama to end customers in China in the second quarter of 2013.

Metamining has exclusive rights to the management, operations, and resale of approximately five million tons of iron ore in Mobile, Alabama.  This iron ore is estimated to have 62% in iron content with 25% moisture.  Metamining is in the process of completing the de-watering of a portion of the ore to bring the total moisture content under 10% in order to begin delivery.

Metamining expects to complete its first shipment of approximately 55,000 tons in the second quarter of 2013 with the operations progressively ramping the processing and delivery of iron ore to 165,000 tons on three 55,000 ton vessels per month before the end of 2013. Management believes it can complete delivery of the five million tons of iron ore to its end customers in China within a four year timeframe.  Management estimates that with the current price for iron ore the operations could generate approximately $50 million in gross profit over the course of the four year delivery period.

Commenting on the Alabama project, Mr. Xuelian Bian, CEO of Linkwell Corporation, stated, "We are extremely pleased with the progress we have made to position our company to begin delivery of this iron ore in Mobile, Alabama in the first half of 2013. Recently spot price for iron ore spot have been rising steadily to $150 per ton up from $120 per ton only a month ago, due to expected growth in China and other parts of the world in 2013.  China alone imported approximately 700 million tons of iron ore in 2012 and that number is expected to increase in the coming years.  We believe the fundamentals for iron ore will remain strong in the coming years and we intend to capitalize on it through this operation in Alabama as well as Metamining’s exploratory mining operation in Nevada. We continue to believe that the diversification of our business into the United States through our Metamining subsidiary will enable us to deliver sustainable future growth and profits for our shareholders in the years to come”.

About Linkwell Corporation

Linkwell (OTCQB: LWLL) Corporation develops, manufactures and distributes disinfectant healthcare products in China through its subsidiary LiKang Disinfectant. Linkwell's disinfectant healthcare products are a nationally recognized domestic Chinese brand in this market segment. Linkwell products include disinfectants in liquid, tablet, powder and aerosol form. Through LiKang Disinfectant, Linkwell has a national marketing and sales presence throughout all 22 provinces, 5 autonomous regions, and 4 special municipalities of China.

Metamining Nevada, a wholly owned subsidiary established by Metamining, Inc. (http://www.metamininginc.com), is a company engaged in the exploration, mining, and trading of iron ore. Metamining Nevada owns rights to approximately 4,500 acres of mining properties in northern Nevada.  In addition, Metamining has exclusive rights to the management, operations, and resale of approximately five million tons of iron ore in Mobile, Alabama.

Safe Harbor Statement

Linkwell Corporation is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "believes" and "projects") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to our expectations regarding our ability to secure financing to complete the acquisition of Metamining Nevada's mining property rights and the exploration and mining of iron ore to sustain long term growth, our expectations regarding the quantity and quality of iron ore contained within Metamining Nevada's properties, and our ability to mine and sell the iron ore. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in our Securities and Exchange Commission (the "SEC") filings, including our Form 10-K filed with the SEC.

Contact:

Dore Perler
U.S. Representative
954-232-5363
dore@pearlgroupadvisors.com